CONTACT:	C.R. Cloutier or J.E. Corrigan, Jr.
TELEPHONE:	(337) 237-8343
RELEASE DATE:	January 25, 2008

MidSouth Bancorp, Inc. Reports Fourth Quarter 2007 Earnings
Lafayette, La.

Lafayette, La. January 25 2008  MidSouth Bancorp, Inc. (AMEX: MSL) today reported net income of $1,894,000 for the fourth quarter ended December 31, 2007, an increase of 8.3% over net income of $1,749,000 reported for the fourth quarter of 2006 and a decrease of 22.4% over net income of $2,441,000 reported for the third quarter of 2007.  Diluted earnings per share for the fourth quarter of 2007 were $0.28 per share, an increase of 3.7% over the $0.27 per share for the fourth quarter of 2006 and a decrease of 24.3% below the $0.37 per share for the third quarter of 2007.  These amounts reflect a five percent (5%) stock dividend to holders of record as of September 21, 2007 paid on October 23, 2007.

For the year ended December 31, 2007, net income totaled $8,776,000, a 6.8% increase compared to $8,220,000 for the year ended December 31, 2006.  Diluted earnings per share were $1.32 per share for in 2007, compared to $1.24 for 2006.  Fourth quarter and annual earnings for 2006 were reduced by a $248,000 pre-tax impairment charge related to network and phone assets replaced or upgraded.  Excluding the $164,000 after-tax effect of the impairment charge, fourth quarter and annual earnings for 2006 were $1,913,000 and $8,384,000, respectively.

Fourth quarter 2007 earnings were negatively impacted by a $345,000 increase in the provision for loan losses in quarterly comparison.  Provisions totaling $525,000 were recorded in the fourth quarter of 2007, compared to $180,000 recorded in provisions for the fourth quarter of 2006.  Of the $525,000 in provision expense, $300,000 was necessary to cover probable losses identified in the Company’s indirect auto financing portfolio during the fourth quarter 2007 as a result of fraudulent activity by one auto dealership in Texas. The remaining provision expense was primarily related to the overall risk assessed in the Company’s residential real estate development credits based on current economic conditions.

A lower effective tax rate for the fourth quarter of 2007 reduced the impact of the increase in the provision for loan losses.  The effective tax rate during the fourth quarter of 2007 was approximately 15.86%, as compared to 20.82% for the same period of 2006.  The provision for income taxes reflects an effective tax rate of 20.62% for 2007 as compared to 24.92% in 2006.  The lower rate for the fourth quarter and twelve-month period resulted from the Company’s recognition of the Work Opportunity Tax Credit under the Katrina Emergency Tax Relief Act of 2005.  As a result, income tax expense for the quarter and for the year was reduced by approximately $87,000 and $255,000, respectively.

Quarterly revenues for the Company, defined as net interest income and non-interest income, increased $1,886,000, or 16.5%, for the fourth quarter of 2007 compared to the fourth quarter of 2006.   The improvement in revenues resulted primarily from an increase of $1,169,000 in net interest income, which was driven by a 13.0% increase in average loan volume in quarterly comparison.  Non-interest income increased $717,000, primarily due to an increase in insufficient funds (“NSF”) fees and ATM and debit card income that resulted from a higher volume of transactions processed.  The improvement in quarterly revenues was offset by a $1,499,000 increase in non-interest expenses.  The increase in non-interest expenses was primarily attributable to higher salary and employee benefits costs and occupancy expenses associated with the addition of seven new facilities in 2007, three of which replaced existing facilities.

The Company’s total assets for the fourth quarter ended December 31, 2007 were $854.0 million, a 6.1% increase over the $805.0 million in total assets recorded at December 31, 2006.  Deposits were $733.5 million as of December 31, 2007, compared to $716.2 million as of December 31, 2006, an increase of $17.3 million, or 2.4%.  Total loans were $569.5 million, an increase of $70.5 million, or 14.1%, from $499.0 million as of December 31, 2006.  Nonperforming assets to total assets were 0.35% as of December 31, 2007, compared to 0.29% for the fourth quarter of 2006 and 0.22% in linked-quarter comparison.

Earnings Analysis

Net Interest Income.  Net interest income totaled $9,613,000 for the fourth quarter of 2007, an increase of 13.8%, or $1,169,000, from the $8,444,000 reported for the fourth quarter of 2006.  The improvement in net interest income resulted primarily from an increase of $45.6 million in average earning assets.  Total interest income from earning assets increased $1.3 million for the fourth quarter of 2007 compared to 2006.  The volume increase in earning assets was supported by a 7 basis point increase in the yield on loans, from 8.75% to 8.82%, and a 26 basis point increase in the taxable-equivalent yield on investment securities, from 4.88% to 5.14% in quarterly comparison.

Interest expense for the fourth quarter of 2007 increased $170,000 in comparison to the fourth quarter of 2006.   A 15 basis point decrease in the average rate paid on interest-bearing liabilities lessened the impact of a $43.5 million increase in the average volume of interest-bearing liabilities in quarterly comparison.  The taxable-equivalent net interest margin improved 34 basis points, from 4.83% for the fourth quarter of 2006 to 5.17% for the fourth quarter of 2007.

Net interest income increased $4,062,000, or 12.5%, for the year ended December 31, 2007, compared to 2006.  The Company’s taxable-equivalent net interest margin improved 20 basis points, from 4.90% at December 31, 2006, to 5.10% at December 31, 2007.

In linked-quarter comparison, average earning assets increased $13.9 million, with $12.3 million of the increase occurring in the loan portfolio.  The improvement in loan volume was partially offset by a 15 basis point decrease in the average yield on loans, from 8.97% for the third quarter of 2007 to 8.82% for the fourth quarter of 2007. The taxable equivalent net yield on earning assets decreased 9 basis points, from 7.90% for the third quarter of 2007 to 7.81% for the fourth quarter of 2007.  A 12 basis point decrease in the average rate paid on interest-bearing liabilities offset the impact of an $8.6 million increase in average volume and resulted in a $103,000 decrease in interest expense.  The taxable-equivalent net interest margin remained relatively constant in linked-quarter comparison, with a 1 basis point improvement, from 5.16% to 5.17%.

Non-interest income.  Non-interest income for the fourth quarter of 2007 totaled $3.7 million, or 24.3% above the $3.0 million earned in the fourth quarter of 2006 and 2.8% above the $3.6 million earned in the third quarter of 2007.   For the year ended December 31, 2007, non-interest income increased $1.9 million, or 15.2% above non-interest income earned for 2006.  The increase resulted primarily from an increase in service charges on deposit accounts related to insufficient funds fees (“NSF”).  A higher volume of NSF transactions increased non-interest income by $502,000 in prior-year quarterly comparison, by $211,000 in linked-quarter comparison, and by $1,185,000 in twelve-month comparison. Additional increases to non-interest income were recorded in ATM and debit card fees and mortgage processing fees.

Operating Expenses.  Non-interest expense increased $1.5 million in prior year quarterly comparison and $5.5 million in year-to-date comparison, primarily due to increased salary and benefits costs and occupancy expenses.  The number of full-time equivalent employees increased from 375 at December 31, 2006, to 410 at December 31, 2007, as a result of franchise expansion and recruitment of talented leaders to support corporate growth initiatives.  Additional increases were recorded in data processing expenses, professional fees, education and travel costs, and other growth-related expenses.  In linked-quarter comparison, non-interest expenses increased $827,000 in the same growth-related categories, and also in marketing expenses and printing and supplies costs.

In the fourth quarter of 2007, the Company recorded FDIC assessments totaling $74,000, in addition to the $21,000 in FICO assessments.  FDIC and FICO assessments for 2008, based on current deposit growth projections, will average approximately $127,000 per quarter, or $508,000 for the year.   For several years, the Company has only been required to pay FICO (the Financing Corporation) assessments that currently total approximately $21,000 a quarter, or $84,000 annually. Beginning January 2007, the FDIC resumed deposit insurance assessments and also issued one-time credits against the assessments to qualifying institutions.  The Company qualified for a one-time credit totaling approximately $240,000, which offset the new FDIC assessment through the third quarter of 2007.

Asset Quality.  At December 31, 2007, nonperforming assets, including loans past due 90 days and over, totaled $3,005,000, or 0.35% of total assets, as compared to the $2,314,000, or 0.29% of total assets recorded at December 31, 2006.  The increase in nonperforming assets in prior year comparison resulted primarily from an increase of $882,000 in loans past due 90 days and over, primarily attributable to four commercial loans. Of the $980,000 in loans past due 90 days and over at December 31, 2007, two commercial loans totaling $355,000 were paid off in January 2008.  The increase in past due loans was partially offset by a decrease of $191,000 in nonaccrual loans, from $1,793,000 at December 31, 2006 to $1,602,000 at December 31, 2007.

Allowance coverage for nonperforming assets was 186.76% at December 31, 2007, compared to 215.08% at December 31, 2006.  Net year-to-date charge-offs were 0.09% of total loans for the fourth quarter 2007, compared to 0.05 % at December 31, 2006.  The increase resulted primarily from indirect auto financing loans charged-off during the fourth quarter of 2007 totaling $65,000 and a decrease of $228,000 in recoveries of charged-off loans in 2007.

Management’s most recent analysis of the Allowance for Loan and Lease Losses (“ALLL”) indicated that the ALLL/total loans ratio of 0.99% was appropriate at December 31, 2007.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with 33 locations in Louisiana and Texas and more than 120 ATMs.  Through its wholly owned subsidiaries — MidSouth Bank, N.A. and MidSouth Bank N.A. , Texas — the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas. The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

Established in 1985, MidSouth Bank, N.A. has 26 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (2), New Iberia (3), Lake Charles, Sulphur, Jeanerette, Jennings, Thibodaux, Cutoff, Opelousas, Breaux Bridge, Cecilia, Morgan City, and Houma. In addition, a second retail location in Lake Charles recently held a grand opening event and a new banking facility in the Baton Rouge market is scheduled to open in March 2008.

Established in 1959, MidSouth Bank, Texas currently has six full-service offices in the southeast region of Texas, including Beaumont (3), Vidor, College Station and Conroe.  It also has a commercial loan production office in the greater Houston market that will be converted to a full-service banking facility in early 2008.  New facilities in Conroe and College Station opened in December 2007 and November 2007, respectively.  Grand opening events were recently held for both of these new facilities.

The Company plans to combine the two banks late in the first quarter of 2008.  MidSouth Bancorp’s common stock is traded on the American Stock Exchange under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, MidSouth’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the			For the
	Quarter Ended			Quarter Ended
	December 31,			September 30,
EARNINGS DATA	2007	2006	% Change	2007	% Change
Total interest income	$14,744	$13,405	10.0%	$14,651	0.6%
Total interest expense	5,147	4,961	3.7%	5,234	-1.7%
Net interest income	9,597	8,444	13.7%	9,417	1.9%
Provision for loan losses	525	180	191.7%	300	75.0%
Non-interest income	3,748	3,015	24.3%	3,574	4.9%
Non-interest expense	10,569	9,070	16.5%	9,742	8.5%
Provision for income tax	357	460	-22.4%	508	-29.7%
Net income	$1,894	$1,749	8.3%	$2,441	-22.4%

PER COMMON SHARE DATA
Basic earnings per share (2)	$0.29	$0.27	8.7%	$0.37	-21.6%
Diluted earnings per share (2)	$0.28	$0.27	3.7%	$0.37	-24.3%

Book value at end of period (2)	$10.41	$9.12	14.1%	$10.07	3.4%
Market price at end of period (2)	$23.30	$29.68	-21.5%	$22.90	1.7%
Weighted avg shares outstanding
Basic (2)	6,570,644	6,541,830	0.4%	6,572,740	0.0%
Diluted (2)	6,638,199	6,668,768	-0.5%	6,637,362	0.0%

AVERAGE BALANCE SHEET DATA
Total assets	$850,172	$796,305	6.8%	$831,378	2.3%
Earning assets	770,948	725,384	6.3%	757,037	1.8%
Loans and leases	563,612	498,681	13.0%	551,340	2.2%
Interest-bearing deposits	543,436	529,741	2.6%	534,610	1.7%
Total deposits	726,221	709,703	2.3%	711,503	2.1%
Total stockholders' equity	67,219	59,369	13.2%	63,763	5.4%

SELECTED RATIOS	12/31/2007	12/31/2006		9/30/2007
Return on average assets	0.88%	0.87%	1.6%	1.16%	-24.1%
Return on average total equity	11.18%	11.69%	-4.4%	15.19%	-26.4%
Return on average realized equity (1)	11.01%	11.49%	-4.2%	14.94%	-26.3%
Average equity to average assets	7.91%	7.46%	6.0%	7.67%	3.1%
Leverage capital ratio	8.68%	8.34%	4.1%	8.72%	-0.5%
Taxable-equivalent net interest margin	5.17%	4.83%	7.0%	5.16%	0.2%

CREDIT QUALITY
Allowance for loan loses as a % of total loans	0.99%	1.00%	-1.5%	0.96%	2.6%
Nonperforming assets to total assets	0.35%	0.29%	21.3%	0.22%	57.4%
Net YTD charge-offs to total loans	0.09%	0.02%	374.1%	0.06%	58.9%

(1) Excluding net unrealized gain (loss) on securities available for sale.
(2) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	December 31,	December 31,		September 30,	June 30
	2007	2006	% Change	2007	2007
Assets
Cash and cash equivalents	$30,873	$57,404	-46.2%	$30,974	$25,241
Securities available-for-sale	181,452	180,674	0.3%	181,719	185,626
Securities held-to-maturity	10,746	15,901	-32.4%	11,515	12,132
Total investment securities	192,198	196,575	-2.3%	193,234	197,758
Total loans	569,506	499,046	14.1%	553,048	545,447
Allowance for loan losses	(5,612)	(4,977)	12.8%	(5,297)	(5,182)
Loans, net	563,894	494,069	14.1%	547,751	540,265
Premises and equipment	39,229	30,609	28.2%	36,450	33,477
Goodwill and other intangibles	9,759	9,957	-2.0%	9,800	9,852
Other assets	18,103	16,408	11.6%	18,678	17,433
Total assets	$854,056	$805,022	6.1%	$836,887	$824,026

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$182,588	$182,596	0.0%	$179,860	$176,526
Interest bearing deposits	550,929	533,584	3.3%	534,494	540,366
Total deposits	733,517	716,180	2.4%	714,354	716,892
Securities sold under agreements to repurchase and FHLB borrowings	30,717	10,125	203.4%	36,346	25,737
Junior subordinated debentures	15,465	15,465	0.0%	15,465	15,465
Other liabilities	5,888	3,509	67.8%	4,435	3,235
Total liabilities	785,587	745,279	5.4%	770,600	761,329
Total shareholders' equity	68,469	59,743	14.6%	66,287	62,697
Total liabilities and shareholders' equity	$854,056	$805,022	6.1%	$836,887	$824,026

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Twelve Months Ended
INCOME STATEMENT	December 31,			December 31,
	2007	2006	% Change	2007	2006	% Change

Interest income	$14,744	$13,405	10.0%	$57,139	$50,235	13.7%
Interest expense	5,147	4,961	3.7%	20,534	17,692	16.1%
Net interest income	9,597	8,444	13.7%	36,605	32,543	12.5%
Provision for loan losses	525	180	191.7%	1,175	850	38.2%
Service charges on deposit accounts	2,636	2,197	20.0%	9,881	8,757	12.8%
Losses on sales of securities, net	0	0	-	0	(7)	-100.0%
Other charges and fees	1,112	818	35.9%	4,378	3,629	20.6%
Total non-interest income	3,748	3,015	24.3%	14,259	12,379	15.2%
Salaries and employee benefits	5,231	4,357	20.1%	19,947	16,329	22.2%
Occupancy expense	1,929	1,530	26.1%	6,877	5,988	14.8%
Intangible amortization	41	52	-21.2%	198	299	-33.8%
Other non-interest expense	3,368	3,131	7.6%	11,612	10,508	10.5%
Total non-interest expense	10,569	9,070	16.5%	38,634	33,124	16.6%
Income before income taxes	2,251	2,209	1.9%	11,055	10,948	1.0%
Provision for income taxes	357	460	-22.4%	2,279	2,728	-16.5%
Net income	$1,894	$1,749	8.3%	$8,776	$8,220	6.8%

Earnings per share, diluted (1)	$0.28	$0.27	5.0%	$1.32	$1.24	6.6%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of
September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	Fourth	Third	Second	First	Fourth
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2007	2007	2007	2007	2006
Interest income	$14,744	$14,651	$14,302	$13,442	$13,405
Interest expense	5,147	5,234	5,065	5,104	4,961
Net interest income	9,597	9,417	9,237	8,338	8,444
Provision for loan losses	525	300	350	0	180
Net interest income after provision for loan loss	9,072	9,117	8,887	8,338	8,264
Total non-interest income	3,748	3,574	3,690	3,263	3,015
Total non-interest expense	10,569	9,742	9,245	9,079	9,070
Income before income taxes	2,251	2,949	3,332	2,522	2,209
Income taxes	357	508	837	576	460
Net income	$1,894	$2,441	$2,495	$1,946	$1,749

Earnings per share, basic (1)	$0.29	$0.37	$0.38	$0.30	$0.27
Earnings per share, diluted (1)	$0.28	$0.37	$0.38	$0.29	$0.27
Book value per share (1)	$10.41	$10.07	$9.53	$9.36	$9.12
Return on Average Equity	11.18%	15.19%	16.03%	13.07%	11.69%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of
September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	December 31,	December 31,		September 30,	June 30,
	2007	2006	% Change	2007	2007
Composition of Loans
Commercial, financial, and agricultural	$187,545	$155,098	20.9%	$175,150	$176,093
Lease financing receivable	8,089	7,902	2.4%	10,017	9,362
Real estate - mortgage	204,291	192,583	6.1%	205,200	200,966
Real estate - construction	80,864	64,126	26.1%	73,787	75,809
Installment loans to individuals	87,775	78,613	11.7%	88,166	82,514
Other	942	724	30.1%	728	703

Total loans	$569,506	$499,046	14.1%	$553,048	$545,447

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	December 31,	December 31,	%	September 30,	June 30,
	2007	2006	Change	2007	2007
Asset Quality Data
Nonaccrual loans	$1,602	$1,793	-10.7%	$1,084	$840
Loans past due 90 days and over	980	98	900.0%	510	596
Total nonperforming loans	2,582	1,891	36.5%	1,594	1,436
Other real estate owned	143	368	-61.1%	143	251
Other foreclosed assets	280	55	409.1%	134	76
Total nonperforming assets	$3,005	$2,314	29.9%	$1,871	$1,763

Nonperforming assets to total assets	0.35%	0.29%	21.3%	0.22%	0.21%
Nonperforming assets to total loans + OREO + other foreclosed assets	0.53%	0.46%	14.6%	0.34%	0.32%
ALL to nonperforming assets	186.76%	215.08%	-13.2%	283.11%	293.93%
ALL to nonperforming loans	217.35%	263.19%	-17.4%	332.31%	360.86%
ALL to total loans	0.99%	1.00%	-1.5%	0.96%	0.95%

Year-to-date charge-offs	$626	$542	15.5%	$408	$187
Year-to-date recoveries	86	314	-72.6%	78	42
Year-to-date net charge-offs	$540	$228	136.8%	$330	$145
Net YTD charge-offs to total loans	0.09%	0.05%	89.6%	0.06%	0.03%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	12/31/2007			12/31/2006

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$83,393	$1,013	4.86%	$93,643	$1,081	4.62%
Tax-exempt securities	109,306	1,467	5.37%	102,439	1,323	5.17%
Equity securities	4,377	52	4.75%	2,690	19	2.83%
Federal funds sold	10,260	116	4.42%	27,930	365	5.11%
Loans	563,612	12,525	8.82%	498,682	11,002	8.75%
Total interest earning assets	770,948	15,173	7.81%	725,384	13,790	7.54%
Noninterest earning assets	79,224			70,921
Total assets	$850,172			$796,305

Interest bearing liabilities:
Deposits	$543,436	$4,393	3.21%	$529,741	$4,535	3.40%
Repurchase agreements and federal
funds purchased	24,645	247	3.92%	3,976	43	4.23%
Short term borrowings	11,717	138	4.61%	2,576	33	5.01%
Junior subordinated debentures	15,465	353	8.93%	15,465	350	8.86%
Total interest bearing liabilities	595,263	5,131	3.42%	551,758	4,961	3.57%
Noninterest bearing liabilities	187,690			185,178
Shareholders' equity	67,219			59,369
Total liabilities and shareholders' equity	$850,172			$796,305

Net interest income (TE) and margin		$10,042	5.17%		$8,829	4.83%

Net interest spread			4.39%			3.98%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Twelve Months Ended			Twelve Months Ended
	12/31/2007			12/31/2006

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$86,076	$4,096	4.76%	$98,378	$4,471	4.54%
Tax-exempt securities	110,256	5,846	5.30%	93,918	4,804	5.12%
Equity securities	3,533	156	4.42%	2,377	80	3.37%
Federal Funds Sold	15,554	788	5.00%	23,528	1,134	4.75%
Loans	535,726	47,965	8.95%	474,520	41,145	8.67%
Total interest earning assets	751,145	58,851	7.83%	692,721	51,634	7.45%
Noninterest earning assets	74,289			68,882
Total assets	$825,434			$761,603

Interest bearing liabilities:
Deposits	$541,221	$18,106	3.35%	$506,029	$16,137	3.19%
Repurchase agreements and federal
funds purchased	13,880	610	4.33%	3,365	151	4.43%
Short term borrowings	8,309	421	5.00%	649	33	5.02%
Junior subordinated debentures	15,465	1,397	8.91%	15,465	1,371	8.74%
Total interest bearing liabilities	578,875	20,534	3.55%	525,508	17,692	3.37%
Noninterest bearing liabilities	183,091			180,086
Shareholders' equity	63,468			56,009
Total liabilities and shareholders' equity	$825,434			$761,603

Net interest income (TE) and margin		$38,317	5.10%		$33,942	4.90%

Net interest spread			4.29%			4.09%